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                                                                  EXHIBIT 10.16


                        AMENDED AND RESTATED TRUST UNDER
                           UNION PLANTERS CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         This Amended and Restated Trust Agreement ("Trust Agreement") made this 31st day of August, 1999, amends and restates that certain Trust Agreement dated as of May 9, 1995, as previously amended on May 23, 1995 and April 17, 1997, by and between Union Planters Corporation as grantor ("Company") and the Union Planters Bank, N. A. Trust Department as trustee ("Trustee").

         WHEREAS, Company adopted the Supplemental Executive Retirement Plan ("Plan"), effective February 23, 1995, for selected executive officers of Union Planters Corporation and its subsidiaries ("Participants"), and such Plan and Participant Agreements under the Plan are included with this Trust Agreement as Appendix A;

         WHEREAS, those terms which are defined in the Plan and accompanying Participant Agreements shall have the same meaning in this trust Agreement as they do in the Plan and accompanying Participant Agreements;

         WHEREAS, Company has incurred or experts to incur liability under the terms of such Plan and accompanying Participant Agreements;

         WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's insolvency, as herein defined, until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Plan;

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation under Title I of the Employee Retirement Income Security Act of 1914;

         WHEREAS, it is the intention of Company to make Contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

         NOW, THEREFORE, the Company and Trustee do hereby establish this Trust and agree that this Trust shall be comprised, held and disposed of as follows:

                                   SECTION 1
                             ESTABLISHMENT OF TRUST

         1.1      The Trust hereby established is irrevocable by Company.


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         1.2      Within sixty (60) days from the establishment of this Trust,
Company shall irrevocably deposit in this Trust the sum necessary to fund the current aggregate payment obligations to Participants under the Plan. For these purposes, the current funding obligation shall be that amount required to be placed on the Company's financial statements in accordance with the provisions of Generally Accepted Accounting Principles ("GAAP") as a liability for future payment obligations under the Plan. Furthermore, in its sole discretion, additional amounts in excess of the current funding obligation may also be irrevocably deposited by Company in the Trust. Such amounts shall become the initial principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

         Although sums deposited by Company into the Trust may be held in the form of one or more common, pooled investment funds, for administrative accounting purposes, subaccounts shall be established under the Trust Agreement for each Participant ("Participant Subaccounts"). The Trustee shall allocate to such Participant Subaccounts amounts deposited by Company to the Trust under the provisions of Sections 1.2, 1.3, and 1.4 of the Trust Agreement. Such allocations, shall be in the sole discretion of the Trustee and Individual Participant allocations need not necessarily conform to that amount required to be placed on the Company's financial statements in accordance with the provisions of Generally Accepted Accounting Principles ("GAAP") as a liability for future payment obligations under the Plan. For purposes of such allocations, Trustee may utilize any information provided by the Company as deemed relevant, including any annual or more frequent statements prepared by Company for Participants showing those benefits which have accrued to Participants.

         1.3 Company shall, within ninety (90) days following the end of any calendar year during which a Participant is covered under the Plan, make additional irrevocable deposits of cash or other property to the Trust to augment the initial principal under the provisions of Section 1.2 of this Trust. The amount of such additional deposits shall be equal to the additional amount required to be placed on the Company's financial statements during such calendar year in accordance with the provisions of Generally Accepted Accounting Principles ("GAAP") as a liability for future payment obligations under the Plan. Furthermore, in its sole discretion, amounts in excess of the additional amount required to be placed on the Company's financial statements may also be irrevocably deposited by Company in the Trust. Such additional amounts shall be hold, administered and disposed of by the Trustee as provided in this Trust Agreement.

         1.4 Upon a Change of Control or Involuntary Termination of Employment, as defined in Sections 13.4 and 13.5 of this Trust, Company shall within thirty (30) days following the Change of Control or Involuntary Termination of Employment, make an additional Irrevocable contribution to the Trust.

         In the case of a Change of Control, the contribution shall be an amount that, when combined with previous contributions to the Trust under Sections 1.2 and 1.3 of this Trust, is sufficient to pay all participants or Beneficiaries, the benefits to which each Participant or their Beneficiaries would be entitled pursuant to the terms of the Plan assuming termination of employment as of the date on which the Change of Control occurred. In the case of an


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Involuntary Termination of Employment, the contribution shall be an amount that, when combined with previous contributions to the Trust under Sections 1.2 and 1.3 of this Trust, is sufficient to pay each Participant subject to the Involuntary Termination of Employment the benefits to which such Participant or his Beneficiary would be entitled pursuant to the terms of the Plan assuming termination of employment as of the date on which the Involuntary Termination of Employment occurred. Furthermore, in its sole discretion, additional amounts in excess of that required in the case of a Change of Control or Involuntary Termination of Employment may also be irrevocably deposited by Company in the Trust.

         The amount to be transferred to the Trust upon a Change in Control shall include the aggregate amount of all future premiums that are scheduled to be paid following the Change in Control on any insurance policies which insure the life of a Participant or a Participant and his spouse pursuant to a split dollar life insurance program maintained by Company. On or about August 31, 1999, Company has delivered to Trustee a schedule of such future payments, which shall be considered definitive and binding unless and until Company presents a revised schedule of future premium payments to Trustee, provided, however, that if such revised schedule reflects a reduced premium for any policy year, then such schedule shall not be effective unless it is accompanied by the written consent of the Participant whose life is insured by the policy with such reduced premium(s). In addition, the amount to be transferred to the Trust upon a Change in Control shall include an amount equal to two percent (2%) of the fair market value of assets of the Trust following the Change in Control transfer described in this paragraph, such amount representing a good faith estimate of the future cost of administering the Trust to completion.

         Additional amounts shall subsequently be contributed by the Company to the Trust with ninety (90) days following the end of each calendar year to insure that the Trusts assets are sufficient to pay each Participant or Beneficiary described above the Benefits to which such Participants or their Beneficiaries would be entitled pursuant to the terms of the Plan. Such additional amounts shall be hold, administered and disposed of by the Trustee as provided in this Trust Agreement.

         1.5 The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of Subpart E, Part 1, Subchapter J, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         1.6 The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Participants and their Beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency, as defined in
Section 3.1.

                                   SECTION 2
                PAYMENTS TO PARTICIPANTS AND THEIR BENEFICIARIES


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         2.1      Company shall deliver to Trustee a schedule (the "Payment
Schedule") that: (i), indicates the amounts payable with respect of each Participant (and his Beneficiaries), (ii) provides a formula or other instructions acceptable to Trustee for determining the amounts so payable,
(iii) indicates the form in which such amounts are to be paid (as provided for or available under the Plan), and (iv) provides the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Participants and their Beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

         2.2 The entitlement of a Participant or his Beneficiaries to benefits under the Plan shall be determined by Company or such party as: it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

         2.3 Company may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their Beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

                                   SECTION 3
                  TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO
                  TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

         3.1 Trustee shall cease payment of benefits to Participants and their Beneficiaries if the Company to insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if; (i) Company is unable to pay its debts as they become due, (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) Company is determined to be insolvent or in receivership by its appropriate bank regulatory agency.

         3.2 At all times during the continuance of this Trust, as provided in Section 1.4, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                  (a) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become insolvent, Trustee shall determine whether Company is insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Participants or their Beneficiaries.


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                  (b)      Unless Trustee has actual knowledge of Company's
         insolvency, or has received notice from Company or a person claiming to be a creditor alleging that company is insolvent, Trustee shall have no duty to inquire whether Company is insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

                  (c) If at any time Trustee has determined that Company is insolvent Trustee shall discontinue payments to Participants or their Beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

                  (d) Trustee shall resume the payment of benefits to Participants or their Beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not insolvent (or is no longer insolvent).

         3.3 Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their Beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their Beneficiaries by Company in lieu of the payments provided under during any such period of discontinuance.

                                   SECTION 4
                      REVERSION OF TRUST ASSETS TO COMPANY

         4.1 The Trust is irrevocable and the Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Participants and their Beneficiaries pursuant to the terms of the Plan.

                                   SECTION 5
                              INVESTMENT AUTHORITY

         5.1 The duties, powers, and responsibilities of the Trustee shall be limited as specifically set forth in this Section 6 and as otherwise limited in this Trust Agreement. The Trustee's powers shall include the following.

                  (a) The power to invest only in United States Treasury Department Securities (or, where necessary) Money Market Mutual Funds which are invested solely in United States Treasury Department Securities or obligations), hereinafter referred to as "Treasury Securities." All rights associated with such Treasury Securities, including any voting


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         rights and dividend rights, shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Participants.

                  (b) The power to hold, manage and control the Treasury Securities hold in trust, to invest and reinvest the same, in such manner as the Trustee deems to be reasonably sound. Company shall establish an investment policy for Trustee which shall state Trust asset investment and reinvestment policy. The Trustee shall not be held responsible for any loss incurred through an investment error made in good faith, but shall be liable only for the Trustee's willful misconduct.

                  (c) The power to take and hold title to Treasury Securities in the name of the Trustee or a nominee of the Trustee without disclosing the name or existence of the Trust.

                  (d) The power to give general and special powers of attorney with or without rights of substitution, and generally to exercise any powers of an owner with regard to investment of the Trust assets.

                  (e) The power to sue or defend in any suit or legal proceeding by or against the Trust. The Trustee shall have full power in the Trustee's discretion to compound, compromise, and adjust all claims and demand in favor of or against the Trust upon such terms and conditions as the Trustee deemed appropriate; provided, however, that the Trustee shall be indemnified by the Company for all expenses and liabilities in connection with any such proceedings.

                  (f) The power to employ such agents, attorneys in fact, experts, and investment and legal counsel, and to delegate discretionary powers to or rely upon information or advice furnished by any such persons.

                  (g) The power to do all acts, whether or not expressly authorized, which may be necessary or proper for the protection of the assets of the Trust, or for carrying out any duty imposed hereunder.

         5.2 Notwithstanding any powers granted to the Trustee, pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a lousiness and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

         5.3 To the extent that the Trustee is directed by the Company to invest part or all of the Trust Fund in insurance contracts, the type and amount thereof shall be specified by the Company. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

         Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. Prior to a Change in Control, the exercise


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by the Trustee of any incidents of ownership under any contract shall be subject to the direction of the Company, and after a Change in Control, such exercise shall be at the discretion of the Trustee.

         The Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. Despite the foregoing, the Trustee may (i) loan to the Company the proceeds of any borrowing against an insurance policy held in the Trust Fund or (ii) assign all, or any portion, of a policy to the Company if under other provisions of this Trust Agreement the Company is entitled to receive assets from the Trust.

                                   SECTION 6
                             DISPOSITION OF INCOME

         6.1 During the term of this Trust, all of the income received by the Trust, not of expenses and taxes, shall be accumulated and reinvested by the Trustee in accordance with the terms of the Trust Agreement. Such accumulated and reinvested income may be used by the Trustee in calculating the Company's required contributions to the Trust under the provisions of Sections
1.3 and 1.4 of the Trust Agreement.

                                   SECTION 7
                             ACCOUNTING BY TRUSTEE

         7.1 Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within ninety (90) days following the close of each calendar year and within ninety (90) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or not proceeds of sum purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

                                   SECTION 8
                           RESPONSIBILITY OF TRUSTEE

         8.1 Trustee shall act with we care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct; of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute


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between Company and any third party, including a Participants or Beneficiary,
Trustee may apply to a Court of competent jurisdiction to resolve the dispute.

         8.2 If Trustee undertakes or defends any litigation arising in connection with this Trust Agreement Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain funds to make payment from the Trust.

         8.3 Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

         8.4 Trustee may hire agents, accountants, attorneys, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         8.5 Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise in this Trust Agreement; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a Beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

                                   SECTION 9
                      COMPENSATION AND EXPENSES OF TRUSTEE

         9.1 Company shall pay any administrative and Trustee's fees and expenses.

                                   SECTION 10
                       RESIGNATION AND REMOVAL OF TRUSTEE

         10.1 Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.

         10.2 Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee. Notwithstanding the foregoing, for a period of five (5) years following a Change in Control, Trustee may be removed by Company only with the prior written consent of a majority of Participants who are entitled to any future benefit under the Plan at the time of such proposed removal.

         10.3 Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.


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         10.4     If Trustee resigns or is removed, a successor shall be
appointed in accordance with Section 11 by the effective date of resignation or removal under Sections 10.1 or 10.2. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the termination proceeding shall be allowed as administrative expenses of the Trust.

         10.5 Notwithstanding anything to the contrary in this Section 10, upon a Change in Control, (a) Union Planters Bank, N.A. Trust Department shall automatically cease to serve as Trustee, without the necessity of executing any documentation or taking further action, and (b) Wachovia Bank, N.A. shall automatically become the successor Trustee, without the necessity of executing any documentation other than a written acknowledgement of its acceptance of such successor trusteeship. If Wachovia Bank, N.A. fails or refuses to execute such acknowledgement within five (5) business days following the Change in Control, then the successor trustee shall be appointed by Company, but only with the prior approval of a majority of Participants eligible to receive benefits under the Plan, pursuant to the provisions of Section 11.1.

                                   SECTION 11
                            APPOINTMENT OF SUCCESSOR

         11.1 If Trustee resigns (or is removed) in accordance with Sections 10.1 or 10.2, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall require the prior approval in writing of a majority of Participants eligible to receive benefits under the Plan and shall subsequently be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

         11.2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

                                   SECTION 12
                            AMENDMENT OR TERMINATION

         12.1 This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable. Notwithstanding the foregoing, for a period of five (5) years following a Change in Control, the Trust may not be amended without the written consent of a majority of Participants who are entitled to any future benefit under the Plan at the time of such amendment.


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         12.2     The Trust shall not terminate until the date on which all
Participants and their Beneficiaries are no longer entitled to benefits, pursuant to the terms of the Plan.

         12.3 Notwithstanding the provisions of Section 12.2 of the Trust, upon written approval of all Participants (or, if the Participant is deceased, the Participant's Beneficiary) entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall then be returned to Company, provided appropriate provisions are made for no payment of any benefits to Participants (or, if a Participant is deceased, a Participant's Beneficiary).

                                   SECTION 13
                                 MISCELLANEOUS

         13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         13.2 Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of Tennessee.

         13.4 For purposes of this Trust Agreement, Change of Control shall mean the occurrence of any of the following events:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of either (A) the then outstanding shares of common stock of Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control (w) any acquisition directly from Company, (x) any acquisition by Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company, or (z.) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 13.4; or

                  (ii) Individuals who, as of the date hereof, constitute the Board of Directors of Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders,


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
         was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office, occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or

                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Company (a "Business Combination") in each case, unless, following such Business Combination,

                           (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation, which as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

                           (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more at respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

                           (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board, providing for such Business Combination.

         13.5 For purposes of this Trust Agreement an Involuntary Termination of Employment shall consist of a termination of employment by a Participant due to: (i) Good Reason (as defined under a Participants Agreement), (ii) death or disability, or (iii) any termination of employment following the date a Participant reaches Normal Retirement Age or becomes an Eligible Participant under the Participation Agreement.


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         13.6     Notwithstanding anything to the contrary contained in this
Trust Agreement or in the Plan: (i) in the event that the Internal Revenue Service prevails in its claim that amounts contributed to and held in the Trust, and/or earnings thereon, constitute taxable income to a Participants or his Beneficiary for any taxable year of him , prior to the taxable year in which such contributions and/or earnings are distributed to him, or (ii) in the event that legal counsel satisfactory to the Company, the Trustee and the applicable Participants or his Beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the assets in the Trust Fund shall be immediately distributed to the Participants or his Beneficiary. For purposes of this Section 13.6, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Trustee, based upon an opinion of legal counsel satisfactory to the Company, the Trustee and the Participants or his Beneficiary, fails to appeal a decision of the internal Revenue Service, or of a court of applicable jurisdiction, with respect to such claim, to an appropriate internal Revenue Service appeals authority of to a court of higher jurisdiction within the appropriate time period.

                                   SECTION 14
                                 EFFECTIVE DATE

         14.1 Effective date of this Amended and Restated Trust Agreement shall be August 31, 1999.


UNION PLANTERS CORPORATION                   UNION PLANTERS BANK, N.A.
                                             TRUST DEPARTMENT

BY: /s/ Benjamin W. Rawlins, Jr.             BY: /s/ E. J. House, Jr.
    ----------------------------                -------------------------------
    Benjamin W. Rawlins, Jr.
    Chairman and CEO                            TITLE: Executive Vice President


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